Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment to Registration Statement No. 333-259015 on Form S-4 of Kite Realty Group Trust, of our reports dated February 17, 2021, relating to the financial statements of Retail Properties of America, Inc. and the effectiveness of the Retail Properties of America, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Retail Properties of America, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 10, 2021